Camflo International Inc.

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Suite# 1205 789 West Pender Street, Vancouver, BC, Canada, V6C-1H2

Tel (604) 685-9181        Fax (604) 685-9182

Suite# 275 999-8 Street S.W., Calgary, Alberta, Canada, T2R-1J5

March 5, 2004

                   NEWS RELEASE

TSX Venture Symbol: CFF

Corporate Update

Camflo International Inc. (Camflo)

Rainbow Lake – Black Creek Prospect:

Camflo and its partners have drilled and cased a well, 3-18-110-09-W6, at Rainbow Lake. Camflo and its partners are expecting a service rig on this multi-zone well by March 15th, 2004.The Muskeg and Jean Marie formations will be tested for potential oil production and the Sulphur Point formation is expected to produce commercial quantities of natural gas. On a successful completion, this well has set up two more drillable locations. Camflo has a 68% WI BPO (before pay out), reverting to a 34% APO (after pay out) on this well.

Prairie River:

Camflo and its partners have shot and reviewed seismic off-setting our producing well, 15-16-69-16 W5. Seismic indicates an off-set location to this well at 16-17-69-16 W5. The new location is in the process of being built and a drill rig is expected to be onsite approximately March 21st, 2004. This development well is expected to produce at rates in excess of 2 mmcf/d. Camflo has a 51.25% WI BPO reverting to 31% WI APO in this new well.

Alexander:

Camflo and its partners have four sections of land in Alexander that includes an existing Belly River gas well.

Camflo will participate to its 35% WI in the 6-7-57-1-W5 well that will be drilled this week end. Camflo has also committed for the following working interest, 5-8-57-1-W5 for a 30%WI in a Belly River well, and 16-4-57-1-W5   for a 50% BPO 27.5% in a Basil Quartz well. The 5-8 and the 16-4 well will be drilled immediately after drilling and testing the 6-7 well.

Snipe Lake:

Camflo and its partners recently acquired seven additional sections of mineral rights at a Crown Land sale.

The existing well at 3-28 has been flow tested (with I.P. rates of 4 mmcf/d) and a pipeline is expected to be built this year. Additional seismic has been shot and processed which has identified four more drillable prospects.

Camflo now has varying interest in a total of 21 sections of P&NG leases on this project.

For further information, please contact:

Thomas A. Doyle,   Phone: (604) 685-9181 Email camflo@telus.net

CAMFLO INTERNATIONAL INC.

Thomas A. Doyle, President, CEO

THE TSX VENTURE EXCHANGE HAS NEITHER APPROVED NOR DISAPPROVED OF THE INFORMATION CONTAINED HEREIN.